Exhibit 3.1.13

STATE of DELAWARE

LIMITED LIABILITY COMPANY

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

AVAYA HOLDINGS TWO, LLC

Pursuant to Title 6, Chapter 18, Section 208

of the Delaware Code

This Amended and Restated Certificate of Formation of Avaya Holdings Two, LLC (the “Company”), a limited liability company organized and existing under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”), is being duly executed pursuant to Section 18-208 of the Act by Frank Mahr, as an authorized person, to amend and restate the Certificate of Formation of the Company, which was originally filed on May 10, 2001 under the name of Avaya Holdings Two, LLC.

The text of the Certificate of Formation of the Company is hereby amended and restated in its entirety to read as follows:

1. The name of the limited liability company is Avaya Holdings Two, LLC.

2. The address of its registered office in the State of Delaware is 2711 Centreville Road, Suite 400, Wilmington, Delaware 19808. The name of its registered agent for service of process at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the 5th day of October, 2007.

/s/ Frank Mahr
Name:	Frank Mahr
Title:	Vice President & Secretary

CERTIFICATE OF FORMATION

OF

AVAYA HOLDINGS TWO, LLC

This Certificate of Formation of AVAYA HOLDINGS TWO, LLC is to be filled with the Secretary of State of the State of Delaware pursuant to the Delaware Limited Liability Company Act, Section 18-201.

1. The name of the limited liability company is AVAYA HOLDINGS TWO, LLC

2. The duration of the limited liability company shall commence on the date the Certificate of Formation is filed in the office of the Secretary of State of the State of Delaware and shall be perpetual.

3. The purpose for which the limited liability company is organized shall be any lawful purpose permitted pursuant to the Delaware Limited Liability Company Act (the “Act”).

4. The name and street and mailing address of the initial registered office and registered agent for the service of process of the limited liability company in the State of Delaware are as follows: Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

5. The address of the office of the limited liability company where its records will be maintained as required by the Act is at the address of the registered agent in the State of Delaware set forth in item 4 above.

6. Management of the limited liability company is vested in its members.

7. There shall be no restriction upon the ability of a member to transfer an interest in the limited liability company. The rights of a members to admit new members and the terms and conditions of the admission shall be governed by the operating agreement.

8. The name and address of the initial member of the limited liability company is: AVAYA INC., 211 Mt. Airy Road, Basking Ridge, New Jersey 07920.

Dated this 10th day of May 2001.

AVAYA INC.

By	/s/ Justin Chol
Justin Chol,
Authorized Person